Exhibit 97.1

Amended & Restated Executive Compensation Clawback Policy

COMPENSATION RECOVERY POLICY

AMENDED AND RESTATED AS OF OCTOBER 24, 2023

I. PURPOSE. This Amended and Restated Compensation Recovery Policy (the “Policy”) of Adeia Inc. (“Adeia”) and its subsidiaries (together with Adeia, the “Corporation”) is intended to provide for the recovery of Incentive-Based Compensation in the event of a Recoverable Event (each, as defined below). This Policy, as amended and restated, is intended to comply with, and will be interpreted to be consistent with, the requirements of the Nasdaq Stock Market (“Nasdaq”) Listing Rule 5608 and shall apply to Incentive-Based Compensation “received” on or after October 2, 2023, notwithstanding anything herein to the contrary. For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in Adeia’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

II. APPLICABILITY. This Policy applies to Incentive-Based Compensation received by a person:

•
after beginning service as an Executive Officer (as defined below),
•
who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation,
•
while the Corporation has a class of securities listed on a national securities exchange, and
•
during the three completed fiscal years immediately preceding the date that the Corporation is required to prepare a Restatement (as defined below) (the “Recovery Period”).

This Policy also applies to Incentive-Based Compensation received during the Recovery Period by such other key employees of the Corporation who may from time to time be determined to be deemed subject to this Policy by the Administrator (as defined below) (together with the Executive Officers, the “Covered Employees”).

For purposes of this Policy, “Executive Officer” shall mean Adeia’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Adeia in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for Adeia. Executive officers of Adeia’s subsidiaries, as applicable, are deemed Executive Officers of Adeia if they perform such policy making functions for Adeia. Policy-making function is not intended to include policymaking functions that are not significant. Identification of an Executive Officer for purposes of this Policy will include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

In addition to the Recovery Period, this Policy applies to any transition period (that results from a change in Adeia’s fiscal year) within or immediately following the Recovery Period (a “Transition Period”), provided that a Transition Period between the last day of Adeia’s previous fiscal year end and the first day of Adeia’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. For purposes of determining the relevant Recovery Period, the date that the Corporation is required to prepare the Restatement is the earlier to occur of:

•
the date the board of directors of Adeia (the “Board”), a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare a Restatement, and
•
the date a court, regulator, or other legally authorized body directs the Corporation to prepare a Restatement.

For clarity, the Corporation’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed.

III. ADMINISTRATION. This Policy will be administered by the Compensation Committee of the Board (the “Committee”) unless the Board determines to administer this Policy itself, except with respect to such matters otherwise required to be administered by the Committee (as noted herein) (the Committee or the Board, as applicable, in its role administering this Policy is the “Administrator”). All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees, and need not be uniform with respect to each individual covered by this Policy. The Administrator may amend this Policy from time to time and may terminate this Policy at any time, in each case in its sole discretion and subject to compliance with applicable laws, rules and regulations.

IV. RECOVERABLE AMOUNTS AND FORFEITURE. In the event of the Corporation being required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States Federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement,” and such event, a “Recoverable Event”), the Administrator shall recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation, except to the extent provided under Section VI below. The amount of Incentive-Based Compensation subject to recovery under this Policy is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that would have been received had the financial results been properly reported, without regard to any taxes paid (the “Recoverable Amount”).

For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Recoverable Amount shall be determined by the Administrator based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received. In such event, the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

For purposes of this Policy, “Incentive-Based Compensation” shall mean any bonus, incentive payment, equity based award or other compensation granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure.

For purposes of this Policy, “Financial Reporting Measure” shall mean any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Corporation’s financial statements or included in a filing with the Securities and Exchange Commission (“SEC”).

V. DETERMINATION IN DISCRETION OF THE ADMINISTRATOR. The Administrator shall determine in its sole and absolute discretion the manner of recovery of any Recoverable Amount under this Policy, recognizing that different means of recovery may be appropriate in different circumstances.

The Administrator may apply this Section V differently to each Covered Employee, in its discretion, taking into account such factors as determined by the Administrator.

VI. EXCEPTIONS. The Corporation shall recover erroneously awarded Incentive-Based Compensation in compliance with this Policy except to the extent that the conditions set out below are met and the Committee has made a determination that recovery would be impracticable:

•
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Corporation shall make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII. PROHIBITION AGAINST INDEMNIFICATION. Notwithstanding the terms of any indemnification arrangement or insurance policy with any individual covered by this Policy, the Corporation shall not indemnify any Executive Officer, former Executive Officers or Covered Employees against the loss of erroneously awarded Incentive-Based Compensation, including any payment or reimbursement for the cost of insurance obtained by any such covered individual to fund amounts recoverable under this Policy.

VIII. DISCLOSURE. The Corporation shall file all disclosures with respect to this Policy and recoveries under this Policy in accordance with the requirements of the United States Federal securities laws, including the disclosure required by the applicable SEC filings.

IX. ENFORCEABILITY. The Administrator may determine that any equity award agreement, employment agreement, bonus plan or similar agreement or plan entered into or amended on or after the Effective Date shall, as a condition to the grant of any benefit covered by such agreement or plan, require a Covered Employee to contractually agree to abide by the terms of this Policy. Further, the adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to the Effective Date. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.

X. SEVERABILITY. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XI. EFFECTIVENESS. This Policy, as amended and restated, shall be effective as of October 24, 2023 (the “Effective Date”).